Exhibit 99.2

NEWS RELEASE	CONTACT:	Jason Korstange
(952) 745-2755
www.tcfbank.com

FOR IMMEDIATE RELEASE

200 Lake Street East, Wayzata, MN 55391-1693

TCF Financial Corporation Announces

Executive Management Realignment and the Election of

Craig Dahl and Tom Jasper to the Board of Directors

WAYZATA, MN, October 18, 2011 – The Board of Directors of TCF Financial Corporation (“TCF”) (NYSE: TCB) today announced the election of Executive Vice Presidents Mr. Craig R. Dahl and Mr. Thomas F. Jasper to the Board of Directors, effective January 1, 2012. In addition, the Board announced a strategic realignment in managing its business consistent with the new marketplace realities that all banks are now facing. The major thrust of the realignment is to functionally structure the company to better manage its four key initiatives: 1) Corporate Development, 2) Enterprise Risk Management, 3) Lending and 4) Funding.

As part of this strategic initiative and based on current market opportunities, including our recent developments, the Board and I have concluded we need a dedicated executive management resource working in the Corporate Development function seeking out opportunities to expand TCF’s franchise,” said William Cooper, Chairman and Chief Executive Officer. “To that end, Barry N. Winslow, Vice Chairman, will take on new executive management responsibilities in Corporate Development. I have confidence that Barry will do a great job with this new responsibility.”

Mr. Neil W. Brown will assume Mr. Winslow’s role of Chief Risk Officer. “In today’s environment, it is important that the Chief Risk Officer position is filled by an executive management team member with both a business line and risk management background. Neil has both the experience and the skills required to take on this important role,” said Cooper.

Mr. Dahl will take on the new role of Vice Chairman, Lending. “Craig has led TCF’s Specialty Finance businesses to outstanding results. I expect that he will provide the leadership necessary over all of TCF’s lending functions, including our recently announced acquisition of Gateway One Lending & Finance, to ensure long-term success for TCF,” said Cooper.

Mr. Jasper’s new role will be Vice Chairman, Funding, Operations and Finance. “Tom has served the company well as CFO. In this new role Tom will oversee all of TCF’s funding capabilities. The Board and I are confident in his ability to take on these increased responsibilities,” added Cooper.

Reporting to Mr. Jasper will be Mr. Earl D. Stratton who was promoted to Chief Operations Officer. Mr. Stratton will take on executive management responsibilities over retail branch banking while retaining his responsibilities over bank operations and information technology. “Earl will provide excellent leadership as the company continues to redefine its strategies during this unique period of time in the industry,” said Cooper. Also today, TCF’s Board of Directors announced that Mr. Michael S. Jones, currently Executive Vice President and Chief Financial Officer of TCF Equipment Finance and Executive Vice President of Winthrop Resources Corporation, has been elected to

Executive Vice President and Chief Financial Officer of TCF Financial Corporation, effective January 1, 2012, and will be reporting to Mr. Jasper. Prior to joining TCF Equipment Finance in December 2008, Mr. Jones led the finance function for PACCAR Financial Services. “Mike has already accomplished a lot in his career here at TCF in our Wholesale business. He will transition into this role over the coming months and will make an excellent addition to the executive management team,” said Cooper.

“All of these changes add to the flexibility and strength of our executive management team. The reorganization to a functionally organized structure bolsters TCF’s evolution to accommodate today’s changing banking and economic environment,” said Cooper.

TCF is a Wayzata, Minnesota-based national bank holding company with $18.8 billion in total assets. TCF has 439 banking offices in Minnesota, Illinois, Michigan, Colorado, Wisconsin, Indiana, Arizona and South Dakota, providing retail and commercial banking services. TCF also conducts commercial leasing and equipment finance business in all 50 states and commercial inventory finance business in the U.S. and Canada. For more information about TCF, please visit www.tcfbank.com.

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